Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

FOR IMMEDIATE RELEASE

Protective Announces Notice of Redemption of
6.00% Subordinated Indentures due 2042 and 6.25% Subordinated Indentures due 2042

BIRMINGHAM, Alabama (August 10, 2017) — Protective Life Corporation (“Protective” or the “Company”), a wholly-owned U.S. subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750, “Dai-ichi”), today announced that it has issued a notice to redeem (i) the entire $150,000,000 outstanding principal amount of the Company’s 6.00% Subordinated Debentures due September 1, 2042 issued on August 20, 2012, CUSIP 743674707 (the “6.00% Debentures”) and (ii) the entire $287,500,000 outstanding principal amount of the Company’s 6.25% Subordinated Debentures due May 15, 2042 issued on May 18, 2012, CUSIP 743674608, including the additional $37.5 million in aggregate principle amount issued on May 30, 2012 to cover overallotments (the “6.25% Debentures”, and together with the 6.00% Debentures, the “Debentures”). Holders of the Debentures will receive the outstanding principal amount of the Debentures plus accrued and unpaid interest to the redemption date, Saturday, September 9, 2017 (the “Redemption Date"), which amounts will be paid on the following business day. The Debentures will no longer be outstanding after the Redemption Date, and other than the rights of holders to receive payment of the redemption amount of the Debentures, all rights with respect to the Debentures will cease to accrue on the Redemption Date.

ABOUT PROTECTIVE

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. The flagship subsidiary, Protective Life Insurance Company, was founded in 1907. Protective’s home office is located in Birmingham, Alabama. As of December 31, 2016 the Company had assets of approximately $75.0 billion. Protective Life Corporation is a wholly-owned subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750, “Dai-ichi”).
For more information on Protective, please visit www.Protective.com.

Forward-Looking Statements

This press release includes “forward-looking statements” that may express expectations of future events and results, including statements regarding the Debentures, the related redemption, the intended funding of the redemption and the expected timing of the completion of the proposed redemption. All statements that express expectations for and results of future events rather than historical facts are forward-looking statements that may involve certain risks and uncertainties. Protective cautions that a number of risks, uncertainties and other factors could cause the Company’s actual results or events in the future to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, disruptions in political or economic conditions generally, or in the Company’s industry; the occurrence of any event, change or other circumstances that could prevent the Company from funding the redemption price; the Company’s continued ability to comply with the terms of the indenture governing the Debentures and applicable laws and regulations; the effects of the Company’s indebtedness and its compliance with the terms thereof. Additional factors that may cause results or events to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 24, 2017, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company. The Company may elect to update these forward-looking statements at some point in the future; however, it specifically disclaims any obligation to do so.

Contact:

Protective Life Corporation
Eva T. Robertson
Vice President, Corporate Communications
(205) 268-3912

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